Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES DRILLING ACTIVITIES

First Bakken Well Awaiting Completion

Successful Drilling Continues on Central Kansas Uplift

Successful Waterflood Development in Oklahoma

DENVER, COLORADO, January 13, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in North Dakota, Central Kansas and Oklahoma, today updated its drilling activities.

North Dakota Williston Basin

The company’s first Bakken horizontal well has been drilled and is currently awaiting completion.  The well is located on the Fort Berthold Reservation in an area where there have been a significant number of successful Bakken completions.  The well was drilled on a 1,280 acre spacing unit with a horizontal lateral of approximately 9,200 feet.  It will be fracture stimulated in multiple stages.  The completion has been delayed due to severe winter weather and is currently scheduled for early February.  Credo owns a 10% working interest.

Credo has leased approximately 8,000 gross (6,000 net) acres on the Reservation containing about 50 drillable spacing units.  The company’s interests range up to 51% depending on the size of the spacing unit.  It is expected that more than one well will be drilled on many spacing units.

Horizontal drilling targets the Bakken and Three Forks formations.  The company’s acreage is generally located south and west of Parshall Field and is in the vicinity of several recently announced significant Bakken discoveries.  The Reservation is surrounded on three sides by horizontal Bakken production, and drilling activity on the Reservation is escalating rapidly.

Breakthroughs in precision horizontal drilling and multi-stage, high pressure fracture stimulations have made the Bakken shale a very active resource play.  The U.S. Geological Survey recently estimated that the Bakken contains 4.0 billion barrels of undiscovered oil.

Central Kansas

In Central Kansas, Credo currently owns 140,000 gross (77,000 net) acres where it is having excellent drilling results.  The acreage contains 31 blocks in which the company owns interests ranging from 12.5% to 100%.

To date, Credo has drilled 48 wells on its Central Kansas Uplift acreage, of which 48% have been successful.  The company is continuing an aggressive lease acquisition and drilling program with two to three wells per month scheduled.  Based on its historical experience in the play, the company plans to maintain that drilling pace for at least the next few years.

Four of the company’s last seven wells are successful discoveries.  One of those wells has been completed with an initial production rate of about 100 barrels per day and three are currently awaiting completion.  Each of these discoveries was the initial exploratory test on a seismically identified anomaly, and additional development drilling is expected.  The company owns working interests in the discoveries ranging from 12.5% to 28.8%.

Last year, Credo discovered a significant new field in Barton County, Kansas in which it owns an 85% working interest.  That field has produced 92,000 barrels of oil in about 11 months.

Credo has recently initiated a new drilling project west of the Central Kansas Uplift.  To date, approximately 10,000 gross acres have been leased on six prospects, and additional leasing is underway.  3-D seismic is complete on one of the prospects and drilling is expected to commence next quarter.  Seismic will be shot on the other prospects this Spring.  The company’s interests are expected to range between 25% and 100%.

James T. Huffman, Chief Executive Officer, commented, “Our drilling success in Central Kansas continues to be outstanding, and the play has already made a substantial contribution to our oil production and reserves.  The Kansas play is shallow and relatively inexpensive with short discovery to first production cycle times.  That makes it an excellent complement to our deeper and longer cycle Bakken drilling and Oklahoma waterflood projects.”

Oklahoma and Texas Panhandle

The company is also focusing on oil exploration and secondary oil recovery projects in southern Oklahoma.  Credo currently owns working interests in four Deese Sand waterflood units.  The most mature of these is the exceptionally successful S.E. Hewitt project which has produced 825,000 secondary barrels of oil to date, or almost double the primary recovery of 450,000 barrels.  The production rate has continued to increase to a current rate of about 400 barrels of oil per day with a water cut of only 27%.

Two wells have recently been completed which expanded the limits of the waterflood and will significantly increase production.  Ultimate secondary recovery could exceed 1.2 million barrels of oil.  Credo owns a 17% working interest.

Credo also owns working interests in three other Deese Sand waterfloods located near S.E. Hewitt.  These are early stage oil projects that are expected to begin responding to water injection over the next 18 to 24 months.

Management Comment

“Credo has an excellent inventory of oil-weighted drilling prospects,” Huffman said.  “In Kansas,

we own a significant acreage position where we are hitting almost 50% of our wells.  That drilling success is having a very positive impact on Credo oil production and reserves.  As a result, for the first time in Credo history, oil accounted for more than half of Credo’s production revenue in fiscal 2009.

“We are in the early stages of developing the company’s newest oil project, the Bakken horizontal drilling play in the Williston Basin.  We are particularly excited about this project because the Bakken is the number one oil resource play in the U.S. and drilling is exploding in the area of our acreage.  I am confident that the Bakken project has the potential to move the needle for Credo.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:                James T. Huffman

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Web Site:              www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.